Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into the 6th day of July, 2009, but effective as of March 31, 2009 (the “Effective Date”), by and between Private Bancorp, Inc. (the “Company”), and Dennis Klaeser (“Klaeser”).
RECITALS
A. Klaeser was employed by the Company as its Chief Financial Officer until February 6, 2009 at which time the Company advised Klaeser that his period of service as Chief Financial Officer was terminated and that his employment with the Company and all of its affiliates would terminate effective March 31, 2009.
B. Klaeser and the Company are parties to a term sheet agreement entered into in December 2007 (the “Term Sheet Agreement”), pursuant to which, subject to delivery of a waiver and general release, Klaeser would became entitled to certain severance benefits in connection with the termination of his employment on March 31, 2009.
C. Due to uncertainty surrounding the application of the American Recovery and Reinvestment Act of 2009 (“ARRA”) to certain provisions of the Emergency Economic Stabilization Act of 2008, as amended by ARRA (“EESA”) on the Company’s ability to provide such severance benefits to Klaeser, the Company has refrained from providing any such benefits to Klaeser.
D. On June 15, 2009, the United States Department of Treasury published interim final rules relating to EESA, which interim final rules provide that certain limitations set forth in EESA prohibiting the payment of any severance benefits are not effective until June 15, 2009, the date the interim final rules were published in the Federal Register, and that such rules appear to permit the Company to provide the severance benefits to Klaeser.
E Klaeser and the Company desire to enter into this Agreement, which is the waiver and general release contemplated by the Term Sheet Agreement, and which also evidences the parties intent to comply with the interim final rule.
NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
1. Termination of Employment. Effective the close of business on March 31, 2009 (“Termination Date”), Klaeser’s employment with the Company terminated along with all other positions he held with the Company. Klaeser acknowledges that he has not and, further, agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company.

2. Payments. In accordance with the Term Sheet Agreement and as additional consideration, Klaeser shall receive the following amounts and entitlements in connection with his separation from the Company:
(a) Severance Payments. The Company shall pay Klaeser severance pay equal to one year’s current base salary of $310,000, plus the average of Klaeser’s bonus amount for the years 2006-2008, or $155,833. This sum of $465,833 will be paid in substantially equal monthly installments of $38,819.41 (less applicable withholdings) in accord with the Company’s normal payroll practices, modified as follows. Payments will commence after the receipt of this signed agreement and expiration of the revocation period described below in paragraph 11(b). The first payment will be made on the first regular payroll date following expiration of the revocation period described in Section 11(b) below and will include the monthly installment payments that would have been due for the months of April, May and June 2009, as well as the monthly installment for July 2009. Thereafter, the monthly installment payments will be made on the first regular payroll date occurring during the month until the aggregate sum of $465,833 has been paid.
(b) Vacation/Expenses. Klaeser acknowledges that he has received payment of all of his accrued but unused vacation as of March 31, 2009 and reimbursement of all businesses expenses he incurred prior to March 31, 2009.
(c) Medical and Dental Benefits. Klaeser was entitled to elect to continue his medical and dental insurance coverage, as mandated by COBRA for up to 18 months. If Klaeser has so elected, and to the extent he remains eligible for continued coverage under COBRA, the Company will, for twelve (12) months, pay the difference between the COBRA continuation coverage premium and the premium paid by active employees. These subsidy payments are subject to payroll tax withholding. After the twelve-month period, Klaeser will be solely responsible for paying the COBRA premiums.
(d) No 2008 Bonus; No Pro Rata 2009 Bonus. Klaeser did not earn a bonus for 2008. No pro rata 2009 bonus is payable.
(e) Withholding. The Company and Klaeser acknowledge and agree that all payments made pursuant to this Paragraph 2 are “wages” for purposes of FICA, FUTA and income tax withholding (other than as may be excluded as a working condition fringe) and the Company shall therefore withhold from any payments hereunder the amounts it determines to be necessary to satisfy all tax withholding obligations.
(f) Outplacement Assistance; Legal Services. The Company will pay to Klaeser $12,500 to reimburse him for legal fees paid to Barack Ferrazzano Kirschbaum & Nagelberg LLP, his legal counsel in regard to this Separation Agreement and General Release, and $25,000 on his behalf to Shields Meneley Partners, his executive outplacement firm.

(g) Other. Except as otherwise set forth in this Paragraph 2 or as provided in Paragraph 3 below, no other sums or amounts of any kind (contingent or otherwise) shall be paid or provided to Klaeser in respect of his employment by the Company, or as additional separation amounts, and any further such sums or amounts (whether or not owed) are hereby expressly waived by Klaeser. Klaeser acknowledges that all other employee benefits ceased as of March 31, 2009.
3. Equity. Klaeser’s stock options and restricted stock units have been or will be treated according to the terms of the applicable plans and agreements as summarized in Exhibit A to this Agreement.
4. General Release. As required by the Term Sheet Agreement, and in consideration of the additional payments and benefits to be made or provided by the Company to Klaeser in Paragraphs 2 and 3 above, Klaeser, with full understanding of the contents and legal effect of this General Release and having the right and opportunity to consult with his counsel, waives, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Older Worker Benefits Protection Act, the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim and claims under any company severance policy or plan, and under any incentive compensation program, claim for equity or phantom equity, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, intentional infliction of emotional distress, negligence or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Klaeser further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Klaeser hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

Excluded from this release are any claims which cannot be waived or released by law, including but not limited to the right to file a charge with or participate in an investigation conducted, by certain government agencies. Klaeser does, however, waive Klaeser’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Klaeser’s behalf. Klaeser represents and warrants that he has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.
Klaeser acknowledges that this Agreement constitutes and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. The foregoing notwithstanding, this Paragraph 4 and Exhibit B shall not preclude Klaeser from (i) filing a claim with respect to the enforcement of the terms of this Agreement; (ii) enforcing rights, if any, to indemnification as may be provided for under the Company’s by-laws or under any directors’ and officers’ liability insurance; and (iii) challenging the release of his age discrimination claims under the ADEA. If Klaeser sues the Company for any released claim, Klaeser shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, in the event Klaeser sues the Company (other than under the ADEA), Klaeser may, at the Company’s option, be required to return all monies and other benefits paid to Klaeser pursuant to this Agreement.
5. Breach/Indemnification. Klaeser will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any material breach or failure by Klaeser to comply with any or all of the provisions of this Agreement. Klaeser further agrees that his continuing entitlement to the amounts described in Paragraphs 2 and 3 is contingent on his compliance with the provisions of this Agreement. Further, Klaeser acknowledges that a breach of any provision of this Agreement by him shall entitle the Company, at its sole discretion, to cease making payments under this Agreement and to recover amounts already paid hereunder. The Company will fully indemnify Klaeser against and will hold him harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any material breach or failure by the Company to comply with any or all of the provisions of this Agreement.
6. Nondisparagement. Klaeser represents that he has not and will not make, release or cause to be made or released any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, member, agent, employee, or other person acting on the Company’s behalf). The Company will not make, release or cause to be made any public statements about Klaeser, his employment with the Company or termination thereof which are inconsistent with the Company’s prior public statements relating to Klaeser’s employment with the Company or termination thereof.

7. Confidentiality; Restrictive Covenants. Klaeser acknowledges and agrees that his obligations and the Company’s rights under the Restrictive Covenant provisions of the Term Sheet Agreement relating to confidentiality, non-competition and non-solicitation to continue to apply as if such provisions were set forth in full in this Agreement.
8. Company Property. Klaeser has returned all Company property in his possession or control, including but not limited to all Company credit cards, documents, memoranda, information (either in electronic or paper form), computers or related equipment, telephones, PDAs, keys, identification cards and anything else belonging to the Company. Additionally, Klaeser agrees not to enter, damage, interfere with, log on to, or otherwise use in any way any Company information system at any time. Klaeser further represents that he has not destroyed, deleted or otherwise removed from the Company any property belonging to the Company and agrees that he will not destroy, delete or otherwise remove from the Company any property belonging to the Company.
9. Severability. If any provision of this Separation Agreement and General Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
10. Waiver. A waiver by the Company of a breach of any provision of this Separation Agreement and General Release by Klaeser shall not operate or be construed as a waiver or estoppel of any subsequent breach by Klaeser. No waiver by the Company shall be valid unless in writing and signed by an authorized officer of the Company.
11. Miscellaneous Provisions.
(a) Announcements. Klaeser agrees and acknowledges that he will make no announcement about his termination or about the affairs of the Company which is in any manner inconsistent with the terms of this Agreement, and further agrees and acknowledges that any press or other written, oral or electronic public releases, or statements concerning his termination, the terms of this Agreement shall be issued by the Company only.

(b) Knowing and Voluntarily. Klaeser represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that he has consulted with an attorney prior to executing this Agreement and, by this Agreement, the Company advised him that he has up to 21 days to consider this Agreement and Klaeser has been advised that if he signs this Agreement, he has seven days following the date on which he signs this Agreement to revoke it, and this Agreement will not be effective until after this seven (7) day period has lapsed. If Klaeser does not accept this Agreement by the end of the 21-day consideration period, or if Klaeser accepts and then revokes within the seven (7) day period, the offer contained in this Agreement shall expire and be of no further force or effect. Klaeser is voluntarily entering into this Agreement, and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself. Further, Klaeser acknowledges that the consideration provided him in exchange for his execution of this Separation Agreement and General Release includes consideration in addition to what he would otherwise be entitled to as a matter of law or policy of the Company.
12. Complete Agreement; TARP. This Agreement, together with the agreements referred to herein sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Klaeser’s employment with the Company or the termination of Klaeser’s employment with the Company. Klaeser further acknowledges and agrees that the provisions of the CPP Senior Officer Agreement and related waiver executed by Klaeser in connection with the Company’s participation in the TARP program continue in full force and effect, it being understood that nothing in this Agreement shall constitute an expansion of such waiver or agreement. In addition, Klaeser agrees that in the event the payment or provision by the Company or receipt by Klaeser of any amounts or benefits paid or provided hereunder or otherwise in connection with Klaeser’s departure from the Company are determined to have violated or to violate the provisions of EESA, then such payments or benefits will be subject to recovery or cancellation by the Company and Klaeser agrees to such cancellation and/or repayment of such amounts upon written notice from the Company that the Company has made a good faith determination (based upon a written opinion of counsel or determination by an applicable regulatory agency) that such cancellation or the amount of such repayment is so required.
13. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving the Company, or any of its current or former officers, employees or Board members (collectively, the “Disputing Parties” or, individually, a “Disputing Party”), Klaeser agrees to make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the good faith of the Company, be reasonably requested.

14. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both Klaeser and the Company.
15. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
16. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail); or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:

To the Company:	Christopher J. Zinski General Counsel Private Bancorp, Inc. 120 South LaSalle Street Suite 400 Chicago, IL 60602

To Klaeser:	To the last recorded address on the books and records of the Company

With a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, IL 60606 Attention: Donald L. Norman, Jr.
17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, Klaeser agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. Klaeser further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Klaeser waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

18. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a constriction of the provisions hereof.
19. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.
PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, Klaeser and the Company have voluntarily signed this Separation Agreement and General Release consisting of seven (7) pages and a one (1) page Exhibit A on the dates set forth below.
PRIVATE BANCORP, INC.

By:	/s/ Joan Schellhorn	/s/ Dennis Klaeser
Dennis Klaeser

Its:	Chief Human Resource Officer	Dated:	7/7/2009

Dated:	7/6/2009